Exhibit 99.1

Cooperation Framework Agreement between

Anshan Co-operation (Group) Co., Ltd. and

Hong Kong Highpower Technology, Co. Ltd.,

This non-binding Cooperation Framework Agreement (this “Agreement”) is made as of the 30th day of August, 2016 (the “Execution Date”) by and among the parties below:

Party A: Anshan Co-operation (Group) Co., Ltd.

Registered Address:

Party B: Hong Kong Highpower Technology, Co. Ltd.,

Registered Address:

(Party A and Party B are hereinafter individually referred to as a “Party” and collectively as “Parties.”)

WHEREAS,

1. Party A is a company limited by shares duly incorporated and validly existing in the National Equities Exchange and Quotations under the PRC Laws (stock code: 400031.OC) with the registered capital of 242,386,349RMB and capital stock of 242,386,349 shares.

2. Party B is a wholly owned subsidiary of Highpower International, Inc., (stock code: HPJ) listed on NASDAQ, mainly engaging in developing and producing Nickel metal hydride rechargeable batteries and related products , lithium-ion battery and power solutions and battery materials recycling business.

3. The relevant parties have had good communications and reached consensus on the asset restructuring cooperation and development of new energy industry and power management business, which are as follows:

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I. Asset Restructuring Program

Party A proposes to increase capital to the subsidiaries of Party B in PRC, which are Shenzhen Highpower Technology Co., Ltd(“Shenzhen Highpower”), Springpower Technology (Shenzhen)Co., Ltd(“Springpower”), and Icon Energy System Co., Ltd(“Icon Energy”) altogether .

(1) Capital Increase

Party A proposes to increase capital to the subsidiaries of Party B with the total amount of 540 million RMB. The valuation of the rights and interests of Party B holding in its subsidiaries is about 280 million RMB. After the capital increase completed, Party A will hold more than 50% in each of the three subsidiaries and become their controlling shareholders.

(2) Fundraising

Party A will issue additional shares to raise funds to meet its capital need to increase capital to the three subsidiaries of Party B.

(3) Agreement Signing

The final price involved in the capital increase will be clearly clarified in the "Capital Increase Agreement" signed by Party A and other related parties. Party A and Party B agree to take all necessary measures to assist the fulfillment and completion of the common reorganization of assets.

II. Prerequisites of the Asset Restructuring

Party A and Party B have to meet the following prerequisites to implement this reorganization of assets:

1. Party A and Party B have to complete due diligence investigation and sign the "Capital Increase Agreement" and other official agreements relevant with the reorganization of assets.

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2. Party A and Party B have to carry out internal decision-making ratification procedure according to relevant regulations.

3. Chinese securities regulators and the United States securities regulatory authorities (if required) approve this asset restructuring.

III. Breach and Liabilities for Breach

This Agreement is the arrangement for business cooperation in new energy industry and power management business and the final content of the transaction agreement signed by the relevant parties or other formal agreement shall prevail. If any party violates this agreement and the relevant laws and regulations lead to the failure of this agreement, the defaulting party shall bear all responsibilities.

If any party can’ t perform or can’ t fully perform its obligations stipulated in the agreement due to non-subjective reasons, including the condition that this asset restructuring fails to obtain the approval of shareholders meeting or relevant securities administrations, the agreement is automatically invalid and the parties will be exempted from liability for any breach of the agreement.

IV. Exclusivity

The Agreement is exclusive, which is Party A and Party B can’t make plans or discussions on matters related to this transaction within 90 days from the date of signing of this agreement with a third party . This provision does not apply to the need of discussion in line with the supervision and process requirements for listed companies in the United States.

V. Governing Law and Dispute Resolution

This Agreement shall be governed by PRC laws in respect of its execution and interpretation. Each party hereto shall resolve disputes arising from the interpretation or performance of this Agreement through friendly negotiation. If a dispute is not resolved through the above means, the dispute shall be submitted to China International Economic and Trade Commission for arbitration in Beijing.

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VI. Miscellaneous

This Agreement just records the common understanding for the initial program of asset restructuring and related matters and does not constitute a binding agreement of the parties hereto with respect to the transaction described herein. The parties eventually need to sign a formal agreement and fulfill the corresponding internal decision-making procedures. The formal agreements will include such additional terms, conditions, representations and warranties and undertakings as mutually agreed to by the parties. Accordingly, except as set forth above, the parties will be legally bound only upon execution of, and in accordance with the terms contained in the formal agreements, if, as and when the same have been approved by each party's board of directors or similar governing body and have been duly executed and delivered; provided, that the parties agree that the provisions of Section III through V hereof are binding and enforceable.

This Agreement is executed in 2 copies; each signing party shall hold one copy, all of which shall have the same legal effect.

Party A: Anshan Co-operation (Group) Co., Ltd.

Legal representative or authorized person (Sign): /s/ illegible

Party B: Hong Kong Highpower Technology, Co. Ltd.

Legal representative or authorized person (Sign): /s/ George Pan

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